                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934


                       BioSante Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                    Common Stock, no par value per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               09065 V 10 4
                     ----------------------------------
                              (CUSIP Number)

                             December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09065 V 10 4
          ------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

          Avi Ben-Abraham, M.D.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

          Not Applicable
-------------------------------------------------------------------------------
 (3) SEC Use Only


-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

          United States of America
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       10,929,800
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    10,929,800
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

          10,929,800
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /

          Not Applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

          20.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

          IN
-------------------------------------------------------------------------------

ITEM 1.

    (a)   Name of Issuer

          The name of the issuer is BioSante Pharmaceuticals, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

          The address of the principal executive offices of BioSante is
          175 Olde Half Day Road, Suite 247, Lincolnshire, Illinois 60069.
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing

          Dr. Avi Ben-Abraham, M.D.
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

          The address of Dr. Ben-Abraham's principal place of business is
          22 Maskit Street, Suite MB-12550, Lumir Building, Herzelya Pituach, 46733, Israel.
          ---------------------------------------------------------------------
    (c)   Citizenship

          Dr. Ben-Abraham is a United States citizen.
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

          The class of equity securities to which this Statement relates is the common stock, no par value per share, of BioSante Pharmaceuticals, Inc.
          ---------------------------------------------------------------------
    (e)   CUSIP Number

          The CUSIP number of the common stock is 09065 V 10 4.
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

        Dr. Ben-Abraham beneficially owns 10,929,800 shares.
    ---------------------------------------------------------------------------

    (b) Percent of class:


        20.6% The foregoing percentage is calculated based on the 52,952,943 shares of common stock reported to be outstanding by BioSante on its most recently filed quarterly report on Form 10-QSB for the quarter ended September 30, 2000.
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
                                                                     10,929,800
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
                                                                              0
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
                                                                     10,929,800
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
                                                                              0
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

ITEM 10. CERTIFICATION

         Not Applicable.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   January 31, 2001
                                       ----------------------------------------
                                                         Date

                                              /s/ Avi Ben-Abraham, M.D.
                                       ----------------------------------------
                                                      Signature

                                                Avi Ben-Abraham, M.D.
                                       ----------------------------------------
                                                      Name/Title